LightPath Technologies Announces Preliminary First Quarter Results

Revenues Increase 45% to $2.25 Million; First Quarter Conference Call Scheduled for November 11th at 4:00 PM EST

ORLANDO, FL -- (Marketwire - November 04, 2010) - LightPath Technologies, Inc. (NASDAQ: LPTH), (the "Company", "LightPath" or "we") a global manufacturer, distributor and integrator of patented optical components and assemblies, announced today its preliminary financial results for the first quarter ended September 30, 2010.

The Company reported preliminary revenue of $2.25 million for the first quarter of fiscal 2011, an increase of 45% as compared to $1.56 million for the same period of fiscal 2010. Cash as of September 30, 2010 was $1.35 million as compared to $1.46 million on June 30, 2010. Backlog scheduled to ship within the next 12 months was $3.2 million as of September 30, 2010, an increase of $236,000 as compared to backlog on June 30, 2010.

Jim Gaynor, President and CEO of LightPath, stated, "The first quarter is LightPath's slowest quarter due to the summer vacation period in Europe and a seasonally slow period for some of our core customers. Despite this business cycle we increased our revenues and backlog over the same period of last year. We believe these increases are due to our transition to new markets and customers focused on low cost, high volume products. During the first quarter, we added five new high-volume customers in strategic markets that we expect to start production, in order to fulfill their orders, over the next two quarters. While our volume was up compared to the previous year for the first quarter, it was less than planned as the result of the recent loss of two other high volume customers: one due to market conditions and the other due to non-payment for goods already shipped. Going forward we expect the new customers will more than offset the loss of these two customers."

Gaynor continued, "We have experienced volatile and tough market conditions recently, but we remain cautiously optimistic. Even with the slight softening we are experiencing as we transition to new markets, qualify our products with new customers, and encounter the normal seasonal slowdown with our existing customers, over the long term, we anticipate strong top and bottom-line growth and the continued enhancement of shareholder value."

LightPath will host a conference call to discuss the Company's financial and operational results for the first quarter of fiscal 2011. Details of the call are as follows:

Date: Thursday, November 11, 2010
Time: 4:00 p.m. (EST)
Dial-in Number: 1-877-407-8033
International Dial-in Number: 1-201-689-8033
Webcast available at Precision IR: www.precisionir.com

Participants are recommended to dial-in approximately 5 to 10 minutes prior to the start of the call. A replay of the call will be available approximately three hours after completion through November 18, 2010. To listen to the replay, dial 1-877-660-6853 (within the U.S.) and 1-201-612-7415 (international calls), and enter account # 286 and conference ID # 359787.

About LightPath Technologies
LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test & measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. For more information, visit www.lightpath.com.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, the Company does not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies.

Contact:
Dorothy Cipolla
CFO
LightPath Technologies, Inc.
Tel: 407-382-4003 x305
Email: dcipolla@lightpath.com
Web: www.lightpath.com